EXHIBIT 10.63

The following is a summary description of the arrangements with the Company’s non-employee members of the Board of Directors regarding their compensation effective as of August 17, 2010:

Each non-employee director is paid an annual retainer of $60,000 for his or her services as a director. Each member of the Compensation Committee (other than the Chairperson) receives an additional annual retainer of $10,000; and the Chairperson of the Compensation Committee receives an annual retainer of $25,000. Each member of the Audit Committee (other than the Chairperson) receives an additional annual retainer of $10,000; and the Chairperson of the Audit Committee receives an annual retainer of $25,000. Each member of the Nominating and Corporate Governance Committee (other than the Chairperson) receives an additional annual retainer of $10,000; and the Chairperson of the Nominating and Corporate Governance Committee receives an annual retainer of $15,000. Each member of the Compliance Committee (other than the Chairperson) receives an additional annual retainer of $10,000; and the Chairperson of the Compliance Committee receives an annual retainer of $20,000. Non-employee directors will also receive $1,500 for each Board meeting attended in excess of six Board meetings in a fiscal year, and each Committee member will receive $1,500 for each Committee meeting attended in excess of six meetings in a year.

Each non-employee director will also receive an annual grant of deferred stock units (“DSUs”) with a target value of $90,000, calculated based upon the average closing market price of the Company’s common stock during the month prior to the month in which the grant is made, but in no event to exceed 15,000 DSUs. The lead independent director will also receive an additional annual grant of DSUs with a target value of $30,000, calculated in the same manner. These DSUs vest upon grant but may not be sold, and remain tax-deferred, until the earlier to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of Corinthian. Directors also may voluntarily elect to receive their annual retainer in an equivalent amount of additional DSUs in lieu of cash. The foregoing summary of the DSU awards is qualified in its entirety by reference to the text of the Form of Director Stock Unit Award Notice, a copy of which was filed as Exhibit 10.2 to the Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2008.